CUSIP No. 522015106	Page 1 of 1 Page

Exhibit 7

CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated Lane Five Capital Management LP, a Delaware limited partnership, to execute and file on the undersigned’s behalf all Forms 3, 4 and 5 and Schedule 13D (including any amendments thereto or any joint filing agreements with respect thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Learning Tree International, Inc., a Delaware corporation. The authority of Lane Five Capital Management LP under this Statement shall continue until the undersigned is no longer required to file any of Forms 3, 4 and 5 and Schedule 13D with regard to the undersigned’s ownership of or transactions in securities of Learning Tree International, Inc. unless earlier revoked in writing. The undersigned acknowledges that Lane Five Capital Management LP is not assuming any of the undersigned’s responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934.

Dated: November 16, 2012	Pleiades Investment Partners—LA, L.P.

	By:	Veritable Partnership Holding, Inc.
its General Partner

	By:	/s/ Charles P. Keates
Charles P. Keates
Vice President, General Counsel & Chief Compliance Officer